Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:	Media Contact:
	Kathryn Huang Hadley	Scott Blevins
	Overstock.com, Inc.	Overstock.com, Inc.
	+1 (801) 947-3282	+1 (801) 947-3133
	khuang@overstock.com	sblevins@overstock.com

SALT LAKE CITY—Gordon Macklin has been re-elected and insurance industry veteran Jack Byrne has been elected to the Overstock.com® (Nasdaq: OSTK) board of directors, the company announced today.  The Overstock.com board of directors also appointed Byrne to the position of vice chairman.

Macklin has been an Overstock.com director since October 1999 and was up for re-election this year.  He’s a former president of the National Association of Securities Dealers, and previously served as chairman of Hambrecht & Quist and chief executive officer of White River Corporation.  Macklin serves as a director for Martek Biosciences Corporation, MedImmune, Inc., White Mountains Insurance Group, Ltd., and is a director, trustee or managing general partner of 48 of the investment companies in the Franklin Templeton Group of Funds.  Shareholders re-elected Macklin yesterday at the company’s annual shareholders meeting in Salt Lake City.

“Gordon is a tremendous asset to the company and has been a valuable resource for me and my colleagues,” said Patrick Byrne.  “In an age of compliant and ineffective boards, Gordon stands out as a model director who tirelessly represents the interests of the shareholders.  It is no exaggeration to say that our company would not be where it is today, and may not even have survived the tech downturn of years past, had we not had Gordon Macklin’s guidance.”

Jack Byrne recently retired as chairman of White Mountain Insurance Group and Montpelier Re, and is a former chief executive officer of White Mountain Insurance Group, GEICO and Fireman’s Fund.  He served as an Overstock.com director from October 1999 until October 2002 when he and two other directors resigned to give independent directors a majority.

As the father of Patrick M. Byrne, president and chairman of Overtock.com, Jack Byrne is not considered an independent director.  However, with his return to the Overstock.com board, effective yesterday, three independent directors continue to hold a majority of the company’s five-member board.

“The board unanimously and enthusiastically approved my father’s nomination,” said Patrick Byrne.  “He and I have worked together many times in the past, and it has always been memorable.”

Jack Byrne said, “I’m pleased to be elected to the Overstock.com board, particularly in light of the recommendation from various shareholder services to deny votes because of my nefarious, suspicious and disqualifying relationship with the current chairman-he’s my son.  These are the same thoughtful advisors that recommended withholding votes to re-elect Warren Buffett to the Coca-Cola board of directors because his Dairy Queens buy Coca-Cola’s syrup.  In any event, I look forward to putting to work for the Overstock.com owners the business principles that my sons have taught me.”

About Overstock.com

Overstock.com Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com <http://www.overstock.com>.

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